SafeNet Confidential

SafeNet Supplier Agreement

This SAFENET SUPPLIER AGREEMENT is dated as of March ___, 2012 (the “Effective Date”) by and between SafeNet, Inc., a Delaware corporation, having a principal place of business at 4690 Millennium Drive, Belcamp, Maryland 21017 and the subsidiaries listed in Exhibit A (collectively, “SafeNet”), and Inside Secure SA (“Supplier”), a French corporation, having a principal place of business at 41, Parc Club du Golf - 13856 Aix en Provence - Cedex 3 - France.

WHEREAS, Supplier is in the business of providing components useful to SafeNet’s business; and

WHEREAS, the parties desire to establish the terms and conditions that will apply to SafeNet’s purchase of such components;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Definitions.

1.1  “Forecast’ means a monthly forecast of requirements for any Product or Products for the twelve months period beginning with the date of such Forecast.

1.2  “Product’ means integrated circuit devices designed, manufactured by Supplier or its subcontractors, and supplied according to this Agreement and as more fully described in the applicable Inside Specification. Products may include semiconductor products incorporating portions customized for SafeNet.

1.3  “Purchase Order” means a written order for the purchase of Products to Supplier.

1.4  “Quotation” means a written offer by Supplier to sell Products, including price and any other terms and conditions included by Supplier. In the event that any such included terms and conditions conflict with any terms in this Agreement, such terms and conditions shall not be considered part of the offer, and such Quotation shall be effective as an offer without such terms and conditions.

1.5  “Specification” means Supplier’s specifications relating to the functionality, manufacture and characteristics of a Product.

2.	Product Supply.

2.1  Supplier shall not make any Major Change without a prior written notification to SafeNet. Supplier shall discuss the impact of any planned Major Change with SafeNet, and then Supplier shall notify SafeNet in writing 90 days in advance of planned implementation date in compliance with JEDEC JESD46C specification. A major change will include but not be limited to any change which may affect form, fit, function, safety, reliability, performance, place of manufacturing, or export control classification.

Supplier will deem this change as accepted unless an objection is received in writing within 30 days of the date or the Major Change notification.

Supplier shall notify in writing and provide SafeNet with all the information including the description of proposed Major Change; reason for Major Change; implementation date for Major Change and proposed timing plan; anticipated impact on form; fit, function or reliability; Major changed Product samples provided on SafeNet’s request within a mutually agreed time period, and Supplier qualification plan results if applicable.

SafeNet Confidential

Both Parties agree to regularly inform each other on the Major Change qualification within these 90 days. SafeNet shall inform Supplier in writing of its initial analysis results on the impact of such Major Change and within 30 days from the receipt of documentation and or samples required by SafeNet, SafeNet shall send a final response.

2.2  Change of Management/Ownership.

Supplier and SafeNet shall meet twice a year to inform each other of changes in management or ownership, if any.

2.3  SafeNet may require, as a condition for consideration of any Quotation, that Supplier commit to supply according to the following forecasting process: Supplier shall give written notice to SafeNet of the discontinuation of the availability of any Product identified in a valid Quotation. Such discontinuation notice shall be given at least nine (9) months in advance of the last date on which SafeNet can place a Purchase Order for the Product to be discontinued (“Last Order Date”). In connection with such notice, Supplier may provide SafeNet with Supplier’s plans for replacing the Product, such plans to include at least equivalent functionality and supply of such replacement. SafeNet shall be entitled to order Products until the Last Order Date, for delivery within nine (9) months of such Last Order Date, and Supplier shall supply Product in fulfillment of such Purchase Orders.

Prices included in Quotations shall be shown in U.S. dollars, be exclusive of freight costs, taxes and duties, and be subject to semiannual review to determine whether cost reductions are reasonable. SafeNet shall pay all Supplier invoices within forty five (45) days of the date thereof. Payment shall be considered made when SafeNet’s payment, via electronic fund transfer, (EFT) is initiated or when SafeNet’s check is received by Supplier. Products shall be shipped to SafeNet FCAIncoterms2010). SafeNet may, once per Purchase Order, postpone the delivery of Products in accordance with the following provisions:

Within a thirty one (31) to sixty (60) calendar day period prior to the Confirmed Delivery Date (as defined below), SafeNet may, at its own discretion, postpone the delivery of Products up to thirty (30) calendar days beyond the Confirmed Delivery Date;

Within a sixty-one (61) to ninety (90) calendar day period prior to the Confirmed Delivery Date, SafeNet may at its own discretion, postpone the delivery of Products up to sixty (60) days beyond the Confirmed Delivery Date; within a more than ninety-one (91) calendar day period prior to the Confirmed Delivery Date, SafeNet may at its own discretion, postpone the delivery of Products up to ninety (90) days beyond the Confirmed Delivery Date.

2.4  For purposes of this Agreement, “Confirmed Delivery Date” means the delivery date confirmed by Supplier in its acknowledgement of SafeNet’s purchase order.

3.	Quality Control.

3.1  SafeNet Surveys, Surveillance, Audits and Inspection. SafeNet has the right to conduct surveys, audits, and surveillance of Supplier facilities, and those of Supplier sub tier suppliers with prior coordination with Supplier, to determine capability to comply and to verify continuing compliance, with the requirements of the procurement document SafeNet has the right to perform inspection at Supplier facilities, and those of Supplier sub tier suppliers with prior coordination with Supplier, during the period of manufacture and inspection prior to shipment. Final inspection, and acceptance, shall be performed at SafeNet facility, unless otherwise specified in the procurement document.

SafeNet Confidential

3.1.1     Inspection Records. Supplier shall maintain records of all inspections and tests performed on any item delivered to SafeNet. These records shall identify nonconformance and shall be made available for SafeNet review for a period of three (3) years since delivery date.

3.2  Corrective Action Request. When a quality problem exists with any supplier item, SafeNet may forward a corrective action request to supplier, requiring timely response, which shall include the following information: analysis of the cause of the problem, statement of the action taken to prevent recurrence, and the effectiveness of the action.

3.3  Vendor/supplier’s Basic Certificate of Conformance (C of C). Supplier shall provide a certificate of conformance stating that the items have been manufactured, tested, and inspected in accordance with the requirements of the applicable specifications/drawings and the results of such test and inspection meet the requirements thereof. The C of C shall include supplier name, actual address supplier’s part number, and lot/ batch number. The C of C shall also include the SafeNet name and part number. Any certificate not meeting the above requirements is subject to rejection upon SafeNet receipt.

4.	Proprietary Rights.

4.1  Existing Intellectual Property Rights. Other than as explicitly set forth in this Agreement, nothing herein shall be construed as granting either Party any right or license to the other Party’s existing Intellectual Property Rights as of the Effective Date or any Intellectual Property Rights developed during the term of the Agreement by the Party owning such intellectual property (“Existing IPR”).

4.2  Intellectual Property Rights

4.2.1     Supplier will retain all patents, copyrights, trade secret rights, and other intellectual property rights it possesses with regard to any and all design, process, manufacturing and other technologies used in, created, developed or reduced to practice in relation to the design, development or production of Products. The design, development or production of Products under this Agreement will not be deemed to be a “work made for hire,” or “commissioned work” and nothing herein will be construed to grant to SafeNet any right or license in any patent, copyright, trade secret right, mask work right, or any other intellectual property right.

4.2.2     All mask sets; design tapes, documentation, and other data generated by Supplier in the performance hereunder will remain the sole and exclusive property of Supplier.

4.2.3     Products that include items provided by SafeNet to Supplier and that are subject to SafeNet’s Intellectual Property Rights cannot be sold by Supplier to any third party without SafeNet prior written consent. For clarity, Supplier shall not be restricted in any way for the sale to third parties of Products that do not include any such SafeNet’s Intellectual Property Rights.

4.2.4     All mask sets; design tapes, documentation, and other data provided by SafeNet in the performance hereunder will remain the sole and exclusive property of SafeNet.

4.2.5     Any designs, cells, circuits, devices, processes or methods that are developed by Supplier concurrently with the work performed hereunder will be the sole and exclusive property of Supplier, and Supplier reserves the right to use such designs, cells, circuits, devices, processes or methods for other customers, or license the use thereof to others.

SafeNet Confidential

4.2.6     “Intellectual Property Rights” or “IPR” shall mean all worldwide intellectual property rights whether or not patentable or registerable, including without limitation, (a) patents, patent applications and patent rights including divisions, continuation, re-examinations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired; (b) rights associated with works of authorship, including copyrights, copyrights applications, copyrights restrictions, moral rights, mask work rights, mask work applications and mask work registrations, databases, designs, derivative works; (c) rights relating to the protection of trade secrets, know-how, and confidential information; (d) trademarks, logos, trade names, service marks; (e) rights analogous to those set forth herein and any other proprietary rights relating to intangible property and (f ) computer programs, software, source code, object code, concepts, firmware, composition of matter or materials, formulae, goodwill, idea, improvements, industrial design, information, innovations, inventions, integrated circuits, manufacturing information, methods, processes, proprietary technology, reputation.

5.	Confidential Information. The exchange of confidential information between the Parties is governed by the terms of the NDA entered into by the Parties as of November 5, 2010 (the “NDA”) a copy of which is attached hereto as Appendix A.

6.	Warranty.

6.1  Supplier warrants that the Products manufactured and sold by it will be new, not used or refurbished and free from defects in material and workmanship and will substantially conform to the Specifications, as the case may be (“Warranty”) for a period of one (1) year (“Warranty Period”) from the date of acceptance by (procedure of acceptance to be defined)/or absent any acceptance procedure agreed by the parties, from the date of delivery to, SafeNet, and under the terms set forth herein. Supplier further warrants that the performance of its obligations under any Purchase Order, will not conflict with, or be prohibited in any way by, any other agreement, obligation or statutory restriction to which Supplier is bound.

6.2  Notwithstanding anything to the contrary, the Warranty will not apply to (i) any Product(s) that are provided as samples, design verification units, or prototypes, or similar designated units, or (ii) software or software documentation whether or not modified by Supplier, all of which are provided “AS IS” and “WITH ALL FAULTS,” with no warranties of any kind. In addition, the Warranty will not apply to any software provided by Supplier that is governed by a separate Supplier license agreement.

6.3  Notwithstanding anything to the contrary, the Warranty will not apply to defects, failures or other nonconformities in any Product unit attributable to (i) accident, abuse, misuse, neglect, alteration, improper installation, repair or improper testing involving such unit other than by Supplier, (ii) use of such unit contrary to Supplier’s instructions, or (iii) any products not furnished by Supplier.

6.4  Warranty Remedies. If any Product fails to comply with the Warranty during the applicable Warranty Period, Supplier will, at its option, repair or replace such unit, or issue a refund or credit to SafeNet the actual purchase price of such unit, in each case upon receiving return of such Product from SafeNet; provided that, during the applicable Warranty Period, SafeNet promptly notifies Supplier in writing of such failure and provides Supplier a detailed description of such failure. SafeNet will not return any Product unit without first obtaining a return material authorization from Supplier. Each repaired or replacement Product unit will be covered by the Warranty for the remainder of the Warranty Period of the original Product unit.

SafeNet Confidential

6.5  Sole Remedy. SECTION 5 SETS FORTH SUPPLIER’S SOLE AND EXCLUSIVE LIABILITY AND OBLIGATION, AND SAFENET’S SOLE AND EXCLUSIVE REMEDY, FOR ANY FAILURE OF ANY PRODUCT TO CONFORM TO THE PRODUCT WARRANTY, OR FOR ANY OTHER DEFECT FAILURE OR OTHER. NONCONFORMITY OF ANY PRODUCT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IN NO EVENT WILL SUPPLIER BE LIABLE FOR ANY LABOR, INSTALLATION OR OTHER COSTS INCURRED BY SAFENET IN CONNECTION WITH THE REMOVAL, REPAIR OR REPLACEMENT OF ANY PRODUCT(S).

6.6  Disclaimers. THE WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES. SUPPLIER DOES NOT MAKE, AND HEREBY EXPRESSLY DISCLAIMS, ANY OTHER REPRESENTATIONS OR WARRANTIES (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) IN CONNECTION WITH ANY PRODUCTS OR ANY OTHER ASPECTS OF THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, ACCURACY, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR TITLE, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

7.	Indemnification.

7.1  Intellectual Property Indemnity from Supplier. Subject to SafeNet’s compliance with the terms of this Agreement, Supplier will, at its own expense, defend or settle any suit that may be instituted by a third party against SafeNet to the extent such suit is based on a claim that the Product in the form provided by Supplier to SafeNet under the Agreement, infringes such third party’s United States, Japanese, or European Union patent(s) trademark(s), copyright(s) or other third party intellectual property rights in said jurisdictions (collectively “Third Party IP Rights”), provided that, (i) such alleged infringement is not based on an Excluded Claim (as defined in Section 6.3); (ii) SafeNet gives Supplier prompt notice in writing of any such suit, (iii) SafeNet gives Supplier sole control over the defense and settlement of such suit through counsel of Supplier’s choice, and (iv) SafeNet gives Supplier all needed information, assistance and authority, at Supplier’s expense, to enable Supplier to defend or settle such suit. In the case of a final judgment awarding damages in any such suit, Supplier will pay such award when due under applicable law to the extent such award is based upon a finding that the Product in the form provided by Supplier to SafeNet infringes such Third Party IP Rights

7.2  Supplier Options. In full satisfaction of all of its obligations under Section 6.1, Supplier, at its sole discretion, may (i) replace or modify the allegedly infringing Products with non-infringing products that are functionally equivalent; (ii) obtain a release of claims against SafeNet or covering Products sold to SafeNet; (iii) obtain a license for SafeNet to continue to use or sell the allegedly infringing Products; or (iv) accept the return of allegedly infringing Products and refund the amount paid by the SafeNet for such returned Products.

7.3  Excluded Claims. Supplier will have no liability for, and the obligations of Supplier under Section 6.1 will not apply to any claim arising from or related to (i) the use of Products as a part of or in combination with any other devices, parts, processes or methods, (ii) Supplier’s compliance with any designs, specifications, or instructions provided by or for SafeNet, (iii) the use of Products contrary to any instructions issued by Supplier or in breach of these terms or Supplier’s compliance with any industry or proprietary standard or SafeNet’s use of the Products to enable implementation of any industry or proprietary standard (iv) modifications or alterations to the Products, (v) the practice of any process or method relating to SafeNet’s or its customers’ use of the Products, (vi) or the intentional, knowing, or willful infringement of the Third Party Intellectual Property Rights by SafeNet (collectively, “Excluded Claims”).

SafeNet Confidential

7.4  Indemnification Conditions. THIS SECTION 6.4 STATES SUPPLIER’S SOLE AND EXCLUSIVE LIABILITY AND OBLIGATION AND SAFENET’S SOLE AND EXCLUSIVE REMEDY FOR ANY ACTUAL OR ALLEGED INFRINGEMENT OR MISAPPROPRIATION OF ANY PATENT, TRADEMARK, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT BY ANY PRODUCTS OR SERVICES DELIVERED HEREUNDER, OR ANY PART THEREOF. THIS SECTION 6 IS IN LIEU OF AND REPLACES ANY OTHER EXPRESSED, IMPLIED OR STATUTORY WARRANTY AGAINST INFRINGEMENT. IN NO EVENT WILL SUPPLIER BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR OTHER DAMAGES RESULTING FROM ANY SUCH INFRINGEMENT.

7.5  Indemnity from SafeNet. SafeNet will, at its own expense, indemnify and hold Supplier harmless from and against any liabilities, costs, damages, or losses resulting from any Excluded Claim, and will defend or settle at its own expense, including attorney’s fees and costs, any suit brought against Supplier based on an allegation arising from any Excluded Claim, provided that Supplier, (i) gives SafeNet prompt notice in writing of any such suit, and (ii) Supplier and SafeNet give each other all needed information and assistance, at SafeNet’s expense, necessary to defend or settle such suit.

8.	Limitation of Liability.

8.1  Scope of Liability. EXCEPT FOR LIABILITY FOR PAYMENTS OWED TO THE OTHER PARTY, BREACH OF CONFIDENTIALITY, INFRINGEMENT BY A PARTY OF THE OTHER PARTY OR ITS AFFILIATES’ INTELLECTUAL PROPERTY RIGHTS AND THE IPR INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 6 ABOVE,TO THE EXTENT PERMITTED UNDER APPLICABLE LAW AND NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, SUPPLIER WILL IN NO EVENT BE LIABLE TO SAFENET OR ANY THIRD PARTIES FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY OR SPECIAL DAMAGES OR FOR LOST PROFITS OR LOSS OF BUSINESS, WHETHER IN AN ACTION BASED ON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY, ARISING FROM OR RELATED TO THE TRANSACTION CONTEMPLATED HEREUNDER, EVEN IF SUPPLIER IS APPRISED OF OR SHOULD HAVE KNOWN THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

8.2  Limitation on Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR LIABILITY FOR PAYMENTS OWED TO THE OTHER PARTY, BREACH OF CONFIDENTIALITY, INFRINGEMENT BY A PARTY OF THE OTHER PARTY OR ITS AFFILIATES’ INTELLECTUAL PROPERTY RIGHTS AND THE IPR INDEMNIFICATION ORI IGATIONS PURSUANT TO SFCTION fi AROVF, IN NO FVFNT WIII EACH PARTY’S TOTAL LIABILITY, INCLUDING ANY ATTORNEYS’ FEES AND COSTS INCURRED, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF (INCLUDING BUT NOT LIMITED TO ANY WARRANTY OR INDEMNITY CLAIMS), REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT OR OTHERWISE, EXCEED THE TOTAL AMOUNT PAID BY SAFENET TO SUPPLIER HEREUNDER FOR THE PRODUCTS OR SERVICES ACTUALLY GIVING RISE TO SUCH LIABILITY DURING THE TWELVE (12) MONTHS PRECEDING THE MOST RECENT EVENT GIVING RISE TO SUCH LIABILITY. ALL PAYMENTS MADE TO A PARTY FOR ANY CLAIMS OR DAMAGES SHALL BE AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF ONE OR MORE CLAIMS WILL NOT ENLARGE THE LIMIT.

SafeNet Confidential

8.3  Time Limitation. NO CLAIM, SUIT OR ACTION WILL BE BROUGHT AGAINST SUPPLIER MORE THAN TWO YEARS AFTER THE RELATED CAUSE OF ACTION HAS TRANSPIRED.

8.4  Supplier Reliance on Limitation on Liability. SAFENET ACKNOWLEDGES THAT SUPPLIER HAS SET ITS PRICES AND FEES AND AGREED TO SELL PRODUCTS AND SERVICES TO SAFENET IN RELIANCE UPON THE LIMITATIONS OF LIABILITY, DISCLAIMER OF WARRANTIES, EXCLUSION OF DAMAGES AND EXCLUSIVE REMEDIES SET FORTH HEREIN, AND THAT THE SAME FORM AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES, WITHOUT WHICH SUPPLIER WOULD NOT HAVE AGREED TO SELL PRODUCTS AND SERVICES TO SAFENET. SAFENET AGREES THAT SUCH PROVISIONS WILL SURVIVE AND APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE.

8.5  Costs of Re-procurement. NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, SUPPLIER WILL NOT UNDER ANY CIRCUMSTANCES BE LIABLE FOR EXCESS COSTS OF REPROCUREMENT.

9.	Export. Supplier agrees to provide SafeNet with the applicable information required for export of the product(s) outside the United States, including but not limited to, the Export Control Classification Number (ECCN) and the License Exception.

10.	Term and Termination. This Agreement shall remain in effect for a period of one year from the Effective Date. Thereafter, this Agreement shall automatically renew for successive one year periods, unless earlier terminated. Either party may terminate this Agreement as of right at any time and for any reason upon one hundred and eighty (180) days prior written notice sent with acknowledgment of receipt to the other party. Notwithstanding the foregoing, either party may terminate this Agreement as of right in the event that the other party (i) fails to cure a material default under this Agreement within thirty (30) days after receiving written notice with acknowledgment of receipt thereof; (ii) becomes insolvent, files or has filed against it a petition in bankruptcy, or generally becomes unable to pay its debts as they become due, in compliance with applicable law.

11.	Notice. All notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given, to the addresses written below: (i) when delivered by hand; (ii) one (1) day after delivery by receipted overnight delivery; or (iii) three (3) days after being mailed by certified or registered mail, return receipt requested, with postage prepaid to the party at the address set forth above, or to such address and/or facsimile number as either party shall furnish to the other party in writing, pursuant to this Section.

To Supplier:	Jean-Yves LeSaux
EMEA, Sales Director
Le Sesame
8 rue Germain Soufflot
78180 Montigny Le Bretonneux
France
jlesaux@insidefr.com

Copy to:	Olivia Souillot
41, Parc Club de Golf
13856 Aix en Provence – Cedex 3
France

SafeNet Confidential

To SafeNet:	Global Supply Chain Manager
4690 Millennium Drive
Belcamp, MD 21017

Copy to:	General Counsel
4690 Millennium Drive
Belcamp, MD 21017

12.	Entire Agreement. This document is the entire understanding between Supplier and SafeNet with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, dealings and negotiations, whether oral or written. No modification, alteration or amendment shall be effective unless made in writing and signed by duly authorized representatives of both parties. All purchases by SafeNet during the term of this Agreement shall be governed only by the terms and conditions of this Agreement, notwithstanding any preprinted terms and conditions on any Supplier or SafeNet forms or documents.

13.	Successors; Severability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. If any provision of this Agreement is adjudged to be unenforceable in whole or in part, such adjudication shall not affect the validity of the remainder of this Agreement. Each provision of this Agreement is severable from every other provision and constitutes a separate, distinct and binding covenant.

14.	Audit Rights. Supplier shall maintain accurate and complete books and records relating to the supply of Products hereunder, including but not limited to bills of materials, parts and materials tracking information, sourcing documents and manufacturing records, and shall retain this information for three (3) year following the date of manufacture of the Products. Copies of its books and records shall be maintained at Supplier’s principal place of business. SafeNet, or an third party acting on its behalf, may, upon reasonable notice to Supplier and at a mutually convenient time, conduct an audit no more frequently than once per year of Supplier’s books and records for purposed of investigating Product failures or defects or to verify or certify manufacturing information. In all cases SafeNet or its designated auditor will act under a duty of confidentiality and will not unduly interfere with Suppliers’ operations. All inspections or audits of Supplier’s books and records shall be conducted at SafeNet’s expense.

15.	Governing Law and Jurisdiction. The sale of Product hereunder shall not be governed by, or subject to, the United Nations Convention on Contracts for the International Sale of Goods. This Agreement shall be governed by the laws of the State of New York, New York, without regard to its conflicts of law’s provisions. Any action brought by either Party to resolve a dispute arising out of or in connection with this Agreement and/or any Purchase Order shall be brought solely in the Federal or state courts located in the county of Albany, New York, including in case of plurality of defendants, action on a warranty or guarantee, third party proceedings and/or summary proceedings. Each of the parties hereto irrevocably and unconditionally submits for itself to the exclusive jurisdiction (and waives any objection to the venue) of any Federal or state court of the county of Albany, New York, and any appellate court there from, in any suit, action arising out of relating to this Agreement and/or any Purchase Order and the transactions contemplated hereby. Any judgment of any Federal or state court of the county of Albany, New York, may be enforced in any court having jurisdiction over the Party against which such judgment is sought to be enforced.

SafeNet Confidential

16.	Contract Remedies. All rights, remedies and powers of the Parties hereunder are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers to which it may be entitled by law. Each Party acknowledges that if it breaches any obligations hereunder, the other Party may suffer immediate and irreparable harm for which monetary damages alone shall not be a sufficient remedy, and in addition to all other remedies, the Parties shall be entitled to seek injunctive relief, specific performance, equitable relief or any other remedy necessary to prevent a threatened breach by the other Party or to correct an actual breach and to enforce this Agreement. Each Party hereby waives any and all defenses and objections it may have on grounds of jurisdiction and venue, including, but not limited to, lack of personal jurisdiction and improper venue, and waives any requirement for the securing or posting of any bond in connection with such remedy.

17.	Execution. This Agreement may be executed by facsimile, counterparts or duplicate originals, all of which shall be regarded as one and the same instrument.

18.	Survival. Sections 1, 3, 4, 5, 6, 7, 14, and 15 of this Agreement shall survive termination of this Agreement.

19.	Force Majeure. Neither Party will be deemed to be in breach of this Agreement or will otherwise be liable for any failure or delay in performance of its obligations hereunder (except for obligations to pay money) due to any cause beyond its control, including earthquakes, floods, epidemics and other acts of God, acts of civil or military authority, fires, riots, wars, acts of terrorism, sabotage, labor disputes, yield problems, governmental actions, or inability to obtain materials, components, energy, manufacturing facilities or transportation.

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date:

SafeNet, Inc.		Inside Secure

/s/ W. Carson Wiley		/s/ Pascal Didier
Name:	W. Carson Wiley	Name:	Pascal Didier
Title:	Global Supply Chain Manager	Title:	GM & Corporate Secretary
Date:	April 18, 2012	Date:	March 26, 2012